Exhibit 99.1

SLM Corporation Board of Directors Chooses New Chief Executive Officer
Tim Fitzpatrick Steps Down as CEO
RESTON, Va., May 22, 2007 — SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, announced today that Thomas J. (“Tim”) Fitzpatrick, vice chairman and chief executive officer, will leave the company and pursue other interests. Over the next few weeks, Mr. Fitzpatrick will serve the company in an advisory role to facilitate an effective transition.
The Sallie Mae Board of Directors issued the following statement:
“We thank Tim Fitzpatrick for his many years of leadership and exemplary service to Sallie Mae. Tim was one of the architects of Sallie Mae’s transformation from a government-sponsored secondary market to a diversified education finance company, and he played an important role in the company’s operating success over the past 10 years. He has made an enormous contribution toward establishing Sallie Mae as the industry leader in serving students and schools. We wish Tim further success in the future.”
The Sallie Mae Board has elected C.E. Andrews, executive vice president and chief financial officer, as chief executive officer. The Board issued the following statement on Mr. Andrews’ appointment, which is effective May 22:
“C.E. is well versed with the Company's operations and financial performance and is the ideal candidate to lead Sallie Mae into the next phase of its history. C.E.’s experience with the Company’s operations and financial performance make him the right person to continue and enhance Sallie Mae’s leadership in the educational finance marketplace. We are pleased that C.E. has agreed to assume this new role.”“
Last month, an investor group led by J.C. Flowers & Co. signed a definitive agreement to purchase Sallie Mae. The Sallie Mae Board sought and received assurances from the Flowers group that Mr. Fitzpatrick’s departure would not impact their plans to proceed with the acquisition.
Mr. Fitzpatrick said, “I am proud of the work we have done at Sallie Mae, and pleased to be leaving the company at a time when our business is strong and entering a new phase in its history as a result of the purchase by the Flowers group. I wish C.E. and all my colleagues at Sallie Mae all the best in the future.”
About Sallie Mae
SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation's leading provider of saving- and paying-for-college programs. The company manages $150 billion in education loans and serves nearly 10 million student and parent customers. Through its Upromise affiliates, the company also manages $17 billion in 529 college-savings plans, and over 7.5 million members have joined Upromise to help save for college with rewards on purchases at nearly 70,000 places. Sallie Mae and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.